EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Trustees

Hasbro, Inc. Retirement Savings Plan:

We consent to incorporation by reference in registration statement No. 333-34282 on Form S-8 of the Hasbro, Inc. Retirement Savings Plan of our report dated June 14, 2004, relating to the statements of net assets available for plan benefits of the Hasbro, Inc. Retirement Savings Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for plan benefits for the years then ended, and the related supplementary schedule, which report appears in the December 31, 2003 annual report on Form 11-K of the Hasbro, Inc. Retirement Savings Plan.

/s/ KPMG LLP

Providence, Rhode Island

June 24, 2004